Exhibit 10.8

AMBIT BIOSCIENCES CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

On January 8, 2014, the Board, upon recommendation of the Committee, adopted a revised compensation program for the non-employee directors (the “Non-Employee Director Compensation Policy”), effective immediately. The Non-Employee Director Compensation Policy will apply to each of the Company’s non-employee directors who the Committee determines is eligible to receive compensation under the Non-Employee Director Compensation Policy and may be amended by the Board at any time. Pursuant to the Non-Employee Director Compensation Policy, each eligible non-employee member of the Board will receive the following cash compensation for Board services, as applicable:

•	$40,000 per year for service as a Board member;

•	an additional $30,000 per year for service as the Chairman of the Board;

•	an additional $15,000 per year for service as the Chairman of the Audit Committee, effective as of the 2014 annual meeting of the Company’s stockholders ($10,000 per year for current term);

•	an additional $10,000 per year for service as the Chairman of the Compensation Committee; and

•	an additional $7,000 per year for service as the Chairman of the Nominating and Corporate Governance Committee.

In addition, the Company’s eligible non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options under the terms and provisions of the Plan. Each eligible non-employee director, upon joining the Board will automatically be granted a non-statutory stock option to purchase 14,000 shares of the Company’s Common Stock. Each of these initial grants will vest in equal annual installments over a three year period, subject to the director’s continued service with the Company through such dates. On the date of each annual meeting of the Company’s stockholders, each non-employee director will automatically be granted a non-statutory stock option to purchase 8,000 shares of the Company’s Common Stock. The annual grants will vest in full on the one-year anniversary of the date of grant, subject to the director’s continued service through such date. All stock options granted will have a maximum term of 10 years and will vest in full upon the closing of a change of control transaction.